Exhibit 5.1

Porter & Hedges, L.L.P. RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 {713} 226-6000 Phone {713} 228-1331 Fax porterhedges.com
May 13, 2008
Horsepower Holdings, Inc.
10370 Richmond Avenue
Suite 600
Houston, Texas 77042-4136
Re:	Horsepower Holdings, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Horsepower Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of an aggregate of up to 96,802,256 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), pursuant to an Agreement and Plan of Merger, dated as of April 20, 2008 (the “Merger Agreement”), among the Company, Grey Wolf, Inc., a Texas corporation (“Grey Wolf”), and Basic Energy Services, Inc., a Delaware corporation (“Basic”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
•	the Registration Statement on Form S-4 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2008 under the Act;

•	the certificate of incorporation and bylaws of the Company, as amended through the date of this letter;

•	the form of certificate of incorporation and amended and restated bylaws of the Company to be in effect as of the effective time of the mergers contemplated by the Merger Agreement (the “Charter Documents”);

•	the Merger Agreement; and
•	certain resolutions of the Board of Directors of the Company, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares, and related matters.

Horsepower Holdings, Inc.
May 13, 2008

     We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     We base the opinion we express in part on the following assumptions we have made:
•	the Registration Statement and any post-effective amendments thereto will have become effective under the Act;

•	the transactions contemplated by the Merger Agreement will have been completed in accordance with the terms of the Merger Agreement;

•	certificates representing Shares, if any, will have been requested by the holders of the common stock of Grey Wolf and Basic in accordance with the terms of the Merger Agreement, and will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Charter Documents and the provisions of the Merger Agreement;

•	all other Shares will have been registered, in book-entry form, in the names of the holders of the common stock of Grey Wolf and Basic, in accordance with the Merger Agreement;
•	the certificates of officers of the Company and of public officials referred to above are accurate with respect to the factual matters those certificates cover or contain;

•	all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic;

•	The Company will have issued the Shares in the manner the Registration Statement and the Merger Agreement describe; and

•	the aggregate consideration to be received by the Company in exchange for the Shares pursuant to the Merger Agreement will not be less than the aggregate par value of the Shares.

Horsepower Holdings, Inc.
May 13, 2008

     Based on our examination as aforesaid, and based upon and subject to the assumptions set forth above, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in connection with the transactions contemplated by the Merger Agreement, will have been validly issued and will be fully paid and non-assessable.
     We limit the opinion we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours, /s/ Porter & Hedges, L.L.P.
PORTER & HEDGES, L.L.P.